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EXHIBIT 10.21

        Portions of this document have been omitted pursuant to a request for confidential treatment and such portions have been filed separately with the Securities and Exchange Commissions. These portions are designated by the symbol ****.

CONFIDENTIAL TREATMENT REQUESTED

DPI DRESDEN EQUIPMENT PURCHASE
AND DPI/IFX SUPPLY AGREEMENT
DATED JULY 1, 2004
AMONG
DUPONT PHOTOMASKS, INC.,
DU PONT PHOTOMASKS GERMANY GMBH AND
INFINEON TECHNOLOGIES AG

DPI Dresden Equipment Purchase and DPI/IFX Supply Agreement (the "Agreement")
by and between
DuPont Photomasks, Inc., a Delaware corporation, with its principal place of business located at 131 Old Settlers Boulevard, Round Rock, Texas 78664, USA
—hereinafter referred to as "DPI" -,
DuPont Photomasks Germany GmbH, a German limited liability company having its registered seat at Raehnitzer Allee 9, 01109 Dresden, Germany
—hereinafter referred to as "DPI Germany" -, and
 Infineon Technologies AG, a corporation organized and existing under the laws of Germany having its registered seat in Munich, Germany, with its principle place of business at St. Martin Str. 53, 81669 Munich, Germany
—hereinafter referred to as "IFX"—

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

1.     PREAMBLES

  WHEREAS, DPI and DPI Germany will design, create, construct, invest in, and equip a photomask manufacturing and production operation—DPI Dresden—within the Facility pursuant to the terms contained herein. DPI Dresden will be operated by DPI Germany; and

  WHEREAS, DPI will, directly or indirectly through one or more of its Affiliates, including DPI Germany, supply to IFX and its Affiliates and Special Affiliates, and IFX will, directly or indirectly through one or through one or more of its Affiliates, procure from DPI photomasks and related products pursuant to the terms contained herein; and DPI will have the first right of refusal to supply all IFX's and its Affiliates' and Special Affiliates' worldwide requirements for photomasks and related products and services, except (a) for a portion of photomasks for IFX benchmarking which will not exceed certain stipulated percentages of the total IFX worldwide requirements in each year as set forth herein and (b) DPI's first right of refusal to supply IFX's Special Affiliates shall be limited to the requirements for any such Special Affiliates included in any forecast provided from time to time to DPI by IFX; and

  WHEREAS, IFX will sell and transfer to DPI or DPI Germany certain equipment out of IFX's mask house in Munich, grant a license to DPI of its intellectual property and permit DPI Germany to offer employment to certain IFX employees, all as specifically identified in this Agreement, and pursuant to the terms contained herein; and

  WHEREAS, this Agreement supersedes and terminates the Mask Technology Agreement, the Umbrella Agreement, the Product Purchase Agreement and the Capacity Sharing Agreement, each dated on or about April 4, 2001, as well as the DPI Dresden Equipment Purchase And DPI/IFX Supply Agreement, dated May 15, 2002 (the "Original Agreement"), each between IFX and DPI, or in the case of the Original Agreement, among IFX, DPI and DPI Germany.

  The understandings of the Parties are set forth in this Agreement and in the Attachments which are incorporated herein by reference.

  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the Parties hereto agree as follows:

2.     DEFINITIONS, CONSTRUCTION

  Where the following terms are used in this Agreement or its Attachments, they shall be understood as defined below.

  2.1.
  "Advanced Mask Technology Center or AMTC" means Advanced Mask Technology Center GmbH & Co. KG, which is being formed to operate the advanced photomask research and development facility contemplated by the Joint Venture Agreement.

  2.2.
  [****]

  2.3.
  [****]

  2.4.
  "Affiliate" of a Party means any other Person that directly or indirectly controls, is controlled by or is under common control with such Party, Person or any of their wholly owned subsidiaries. For purposes of the foregoing, the term "control" means the possession, directly or indirectly through one or more intermediaries in an unbroken chain, of more than fifty percent (50%) of such Person's (and each such intermediary's) capital or voting securities.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  2.5.
  "Agreed Upon Characteristics" shall have the meaning ascribed to such term in Section 6.2.2. of this Agreement.

  2.6.
  "Agreement" means this DPI Dresden Equipment Purchase and DPI/IFX Supply Agreement and the Attachments hereto.

  2.7.
  "Ancillary Agreements" means the IP Agreement and each Bill of Sale and Assignment.

  2.8.
  "Assets" means the Equipment and other assets (including Assigned Contracts) to be purchased by or otherwise assigned to DPI Germany pursuant to this Agreement.

  2.9.
  "Assigned Contracts" means the warranties from manufacturers identified in Attachment B1.

  2.10.
  "Bill of Sale and Assignment" means the form of Bill of Sale and Assignment as mutually agreed between the Parties within thirty (30) days after the Original Effective Date.

  2.11.
  [****]

  2.12.
  "Critical Layers" means those Products that DPI and IFX jointly assigned the flag "Critical Layer" to during the quarterly User Meeting described in Section 10.2. of this Agreement. The CD uniformity and minimum feature size of a given Product, as defined in the most current version of the respective Photomask Specification shall be used as an indicator of whether a layer shall be defined as a "Critical Layer."

  2.13.
  "Cycle Time" means the time from order acceptance by DPI to actual mask shipment for each mask order.

  2.14.
  "Current Assets" shall have the meaning ascribed to such term in Section 4.1.4.

  2.15.
  "DPI" means DuPont Photomasks, Inc. and, unless the context otherwise requires, together with its Affiliates.

  2.16.
  "DPI Dresden" means the volume photomask manufacturing facility operated by DPI Germany and located in the Facility.

  2.17.
  "DPI Dresden Technology Roadmap" means the roadmap set forth in section 07c of the Transfer Booklet as amended from time to time by mutual agreement of IFX and DPI.

  2.18.
  "DPI Germany" means Dupont Photomasks Germany GmbH and, unless the context otherwise requires, its Affiliates.

  2.19.
  "Delivery Date" means the date specified in a Product Purchase Order under this Agreement for the delivery of Product by DPI to the destination specified in the Product Purchase Order (or in case a certain period of time is agreed for delivery, the last day of such period).

  2.20.
  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

  2.21.
  "Equipment" means the Type A Equipment, Type B Equipment, Type C Equipment, Type D Equipment and Type E Equipment, as listed in Attachments B1, B2, B3 and B4, to be sold or consigned by IFX to DPI or to the market pursuant to Sections 4 and 5 of this Agreement.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  2.22.
  "Equipment Purchase Order" means the form of purchase order heretofore used by DPI for the purchase of Type B and Type C Equipment.

  2.23.
  "Facility" means the development and manufacturing facility to be constructed in or near Dresden, Germany and initially occupied by the Advanced Mask Technology Center and DPI Dresden.

  2.24.
  "Effective Date" means the date on which the terms of this Agreement shall be effective. Except as otherwise expressly set forth in this Agreement, the Effective Date shall be July 1, 2004.

  2.25.
  "Governmental Authority" means any national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

  2.26.
  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

  2.27.
  "IFX" means Infineon Technologies AG and, unless the context otherwise requires, together with its Affiliates.

  2.28.
  "Intellectual Property Rights" means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to all rights in patents and patent applications, copyrights (including but not limited to mask work rights), trade secret rights, trademark rights and, if recognized, Moral Rights (where "Moral Rights" means all rights related to paternity, integrity, disclosure, and withdrawal).

  2.29.
  "IP Agreement" means the Intellectual Property Licensing Agreement in the form attached as Attachment C to the Original Agreement.

  2.30.
  "Joint Venture Agreement" means the Joint Venture Agreement, including its annexes, among DPI, IFX and Advanced Micro Devices, Inc., of even date with the Original Agreement, concerning the establishment and operation of the joint venture Advanced Mask Technology Center.

  2.31.
  "Key Performance Indicator" or "KPI" means those parameters (including cycle time, yield, delivery performance (PTS), customer returns and the total time needed for qualification) which characterize the manufacturing, quality and logistic performance of DPI, as specified in detail in section 02e"Key Data Summary" of the Transfer Booklet.

  2.32.
  "Lead Time" means the time, measured in full calendar days, between midnight (Munich Time) of the date a Product Purchase Order is accepted or deemed accepted by DPI pursuant to Section 6.5.5. and the respective date each Product ordered thereon is delivered to IFX (which is the sum of the applicable manufacturing time and the applicable shipping time, depending on the facility from which such Products are shipped and the destination such Products are shipped to). For Products manufactured and shipped within the same continent (Europe, Asia or Americas), the applicable Lead Time includes [****] shipping time; for Products shipped to destinations outside the continent of manufacture (intercontinental shipping), the applicable Lead Time includes [****] shipping time. For purpose of example only, if a Product Purchase Order is accepted at 3 p.m. (Munich Time) the Lead Time will start [****] later.

  2.33.
  [****]

  2.34.
  "Mask Specification Handbook" means the handbook that describes and defines for the C11, S14 and S11 technologies, and for future technologies beyond, the Photomask Specifications that will be submitted to DPI by IFX from time to time, and on which the Parties reach agreement.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  2.35.
  [****]

  2.36.
  [****]

  2.37.
  "Monthly Turnover" means the sum of the purchase prices for all Products delivered by DPI under this Agreement within one calendar month excluding all taxes, duties, and payments under Section 6.17.

  2.38.
  [****]

  2.39.
  "Non-Critical Layers" means those Products that DPI and IFX did not define to be "Critical Layers" during the quarterly User Meeting described in Section 10.2. of this Agreement.

  2.40.
  "Order Entry" means the point in time when a Product Purchase Order is successfully transferred from IFX to DPI in accordance with the mutually agreed upon methods of delivery.

  2.41.
  "Original Effective Date" means May 15, 2002.

  2.42.
  "Party" means any of IFX, DPI or DPI Germany, as the context requires.

  2.43.
  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

  2.44.
  "Photomask Services" means photomask cleaning, repair and repelliclelization services.

  2.45.
  "Photomask Specifications" means the layerwise (which means each single layer of a mask set) description and definition of current or future photomask technologies for memory and logic applications according to the IFX technology roadmap. For C11, S14 and S11 technologies, and for future technologies beyond, the Photomask Specifications will be contained in the pertinent Mask Specification Handbook that will be submitted to DPI by IFX from time to time; for technologies below C11, S14 and S11, the documentation currently existing at IFX shall be submitted to DPI by IFX.

  2.46.
  "Planning Forecast" shall have the meaning ascribed to such term in Section 6.10.1. of this Agreement.

  2.47.
  "Products" means photomasks (including, without limitation, reticles) used in the manufacture of semiconductor products, but excluding photomasks used solely for assembly and back-end technologies (e.g., bond pads).

  2.48.
  "Product Family" means a mask set for a particular technology class (e.g., 100 nm logic, 130 nm logic, 150 nm logic, 90 nm DRAM, 140 nm DRAM, 170 nm DRAM, etc.).

  2.49.
  "Product Purchase Order" shall have the meaning ascribed to such term in Section 6.5.1. of this Agreement.

  2.50.
  "Performance to Schedule" or "PTS" means a percentage amount indicating the frequency within a given time period that DPI successfully delivered Products at or before the Delivery Date. For any given period of time, PTS shall be calculated by taking the total number of Products delivered by DPI at or before the Delivery Date during such period, and dividing that number by the total number of Products delivered during such same period. However, the calculations to determine PTS shall not include any Products shipped by DPI during qualification or the ramp-up "transition time" periods set forth in section 04A "qualification premises" of the Transfer Booklet.

  2.51.
  "Qualification Requirements" means the Photomask Specifications, technical requirements and other specifications that IFX will use to qualify DPI for the production of Products to IFX, and the Products supplied hereunder, all as set forth in Section 6.2.1. of this Agreement.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  2.52.
  "Special Affiliates" means specific cooperations, partnerships and joint ventures of which IFX is a partner or member, and listed in Attachment D (as may be amended from time to time by mutual agreement of the Parties, such agreement not to be unreasonably withheld or delayed for more than 45 days by DPI after its submission to DPI), and which will be entitled to buy Products under the terms and conditions of this Agreement.

  2.53.
  [****]

  2.54.
  [****]

  2.55.
  "Target Cycle Time" shall have the meaning ascribed to such term in Attachment A (Transfer Booklet) to this Agreement.

  2.56.
  "Technical Information" means information of a technical nature including but not limited to (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; and (iv) support documentation.

  2.57.
  "Transfer Booklet" means the Transfer and Performance Booklet attached as Attachment A.

  2.58.
  "Transfer Date" means for any Equipment the date for deinstallation in the IFX mask house as specified in Attachment B1 that may be adjusted (a) upon mutual agreement between the Parties or (b) by DPI in accordance with Section 4.1.3. of this Agreement.

  2.59.
  "Include" and "including" when used herein are not exclusive and mean "include, without limitation" and "including, without limitation respectively". Accordingly, any enumeration or list given under the terms "include", "includes", "including", "for example", "e.g." or "particular" shall at no time be exclusive.

  2.60.
  "[****] Purchase Limitation" shall have the meaning ascribed to such term in Section 6.1. of this Agreement.

3.     DPI DRESDEN

  3.1.
  DPI Dresden. DPI Germany will design, invest in, operate and equip DPI Dresden to be located within the Facility. On the condition that IFX meets all of its forecast requirements and other market conditions do not change to DPI's detriment, DPI Germany will invest from time to time in the period between 2002 and 2011 capital as reasonably necessary to operate DPI Dresden as contemplated herein. The roadmap and transfer schedule for the operation of DPI Dresden is contained in Attachment A. DPI and IFX will mutually agree on the preparation and updating of the initial DPI Dresden Technology Roadmap, which generally has to match with the IFX technology roadmap. Such Parties will negotiate in good faith any differences in the DPI Dresden Technology Roadmap and the IFX Technology Roadmap. If IFX has a unique requirement, then DPI will consult with IFX and such Parties will attempt to arrive at mutually acceptable terms and conditions.

  3.2.
  Start Date. The start date for the operation of DPI Dresden was the third quarter of calendar year 2003.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

4.     EQUIPMENT

  4.1.
  Purchase or Consignment of Equipment. DPI or DPI Germany will purchase or accept consignment of specified equipment assets of the IFX Mask House Munich in accordance with the following provisions. Except as specifically set forth in this Agreement, neither DPI nor DPI Germany purchases or assumes or agrees to purchase or assume any of IFX's or its Affiliates' assets or liabilities, including, without limitation, any physical facilities, employee base, liabilities, debts, market distribution system, sales force, customer base, operating rights, trade name or production rights.

  4.1.1.
  Type A Equipment. Subject to the provisions of this Agreement, IFX hereby sells and DPI or, if nominated by DPI as purchaser instead of DPI, DPI Germany hereby purchases all of the Type A Equipment listed in Attachment B1. Possession of such Equipment will be transferred to DPI or DPI Germany at the applicable Transfer Dates specified in Attachment B1. If necessary, the Parties will mutually agree on further transfer details timely before the respective Transfer Date.

  4.1.2.
  Type B and C Equipment. DPI or DPI Germany will issue Equipment Purchase Orders to IFX for the purchase of all Type B and Type C Equipment as set forth in Attachment B1. These Equipment Purchase Orders will be issued not later than ninety (90) days prior to the respective Transfer Dates. Possession of such Equipment will be transferred to DPI or DPI Germany at the applicable Transfer Dates.

  4.1.3.
  Adjustment of Transfer Dates. Prior to issuing an Equipment Purchase Order, DPI shall have the right to once postpone a Transfer Date, for any item of Type B and C Equipment; such postponement shall, together with (a) the deemed adjustment provided for in Section 2.58. and (b) any adjustment of a transfer date mutually agreed between the Parties prior to such postponement, in its aggregate not exceed a maximum period of up to six (6) months.

  4.1.4.
  Current Assets. DPI and DPI Germany shall have the option but not the obligation to purchase the current assets used on the respective Equipment (the "Current Assets"), including but not limited to blanks, pellicles and boxes. IFX will inform DPI and DPI Germany of such Current Assets in due time. DPI Germany is obliged to consider the purchase of such Current Assets; provided, however, that the prices for the Current Assets (after considering the condition of same) are not greater than prices offered by third parties. Upon DPI or DPI Germany's election to purchase any Current Assets, the Parties will mutually agree upon the purchase prices and the Transfer Dates for such Current Assets and all other conditions of sale.

  4.1.5.
  Transfer of Title; Movement; Records.

  (i)
  Since the clear and unencumbered title to Equipment, classified as Type A in Attachment B1 to the Original Agreement already passed to DPI or DPI Germany, the parties now agree to the following: Clear and unencumbered title of the Equipment listed in Attachment B3 to this Agreement shall pass from DPI or DPI Germany to IFX and clear and unencumbered title of Equipment listed in Attachment B4 to this Agreement shall pass from IFX to DPI or DPI Germany. This Section 4.1.5. (i) shall be effective as of April 1, 2004.

  (ii)
  Clear and unencumbered title to each item of Type B Equipment shall pass to DPI or DPI Germany after full and unconditional payment of the applicable purchase price (as set forth in Attachment B1) for such item of Type B Equipment by the purchaser.

  (iii)
  Clear and unencumbered title to each item of Type C Equipment shall pass to DPI or DPI Germany after full and unconditional payment of the applicable purchase price (as set forth in Attachment B1) for such Type C Equipment by the purchaser.

    DPI and DPI Germany are expressly permitted to prepay the purchase price for each item of Equipment (as determined by DPI or DPI Germany) prior to the applicable payment dates specified in Section 5 of this Agreement; provided, however, that any payment prior to the respective Transfer Date of the item of Equipment requires prior written consent by IFX. In the event of any such prepayment for any item of Equipment, the purchaser shall upon payment receive from IFX full and unencumbered title to that item of Equipment; provided, however, DPI announces such prepayment to IFX by giving at least four (4) weeks written notice. Notwithstanding anything to the contrary, any purchaser is expressly permitted to move Equipment to any of its or its Affiliate's facilities upon timely prior notice to IFX, except for Equipment that is expressly designated for installation at DPI Dresden in Attachment B1 and that shall remain at DPI Dresden for such a period of time as necessary to fulfill the requirements set forth in section 07c "VMH Litho Tool Roadmap" of the Transfer Booklet; thereafter, DPI or DPI Germany shall have the right to move such Equipment to any of its facilities with the prior consent of IFX, which shall not be unreasonably withheld or delayed for more than forty-five (45) days if the manufacturing capacity and the technical capability and performance of DPI Dresden following such move will still be sufficient to ensure that DPI or DPI Germany would remain capable of meeting their obligations under this Agreement.

    Clear and unencumbered title to any Current Asset or Type E Equipment purchased in accordance with Section 4.1.4. or Section 4.4., respectively, shall pass upon full payment of the purchase price or as otherwise mutually agreed upon by the Parties. IFX shall deliver (at its sole cost and expense) on the respective Transfer Dates to the purchaser the logbooks, maintenance records, databases, tools, specifications and technical data, information and other documents concerning the Assets that are necessary for the continued operation of the Assets, to the extent that such are not already in the possession of DPI or DPI Germany. If these documents are inseparably connected with any equipment that remains with IFX, the purchaser shall receive (at IFX's sole cost and expense) copies of the documents. If IFX is obliged to keep documents on the basis of commercial law or taxation law provisions, DPI Germany, also on behalf of DPI, shall assume responsibility for the corresponding storage obligations and the obligation to submit such as required by tax law in the event of company audits, to the extent that periods of time before the Transfer Dates are affected. DPI Germany shall permit IFX, its representatives and its auditor's personnel reasonable access (at IFX's sole cost and expense) to these documents during the statutory safekeeping periods.

  4.1.6.
  Replacement Assets. The Type A, B and C Equipment listed in Attachments B1 (the "Original Equipment") that is disposed of, vanishes or is otherwise withdrawn from the IFX mask house in the period between December 31, 2001 and the applicable Transfer Dates shall be deemed to be replaced by IFX assets that have transferred to the property of IFX through production, acquisition or otherwise as substitute or supplement for such disposed, vanished of or otherwise withdrawn assets listed in the said Attachments (the "Replacement Assets"). If it is not possible for IFX, using commercially reasonable efforts, to deliver to DPI or DPI Germany Replacement Assets that are comparable to the Type A, B and C Equipment, IFX shall have no obligation to deliver such Replacement Assets and the financial obligations of DPI or DPI Germany shall be reduced as per the agreed purchase price of the respective Original Equipment. The provisions of this Section 4.1.6. shall only be effective as to individual items of Replacement Assets that: (i) are of equivalent comparable age and condition to the Original Equipment installed in IFX's facilities in Munich, Germany; (ii) constitute a substantially equivalent model number as the Type A and B and C Equipment listed in Attachment B1; and (iii) are offered to DPI at the same prices as provided in Attachment B1 for the Type A and B and C Equipment.

  4.2.
  Transfer and Movement of Type A, B and C Equipment. On or before the respective Transfer Dates, DPI or DPI Germany will at its cost de-install the Type A, B and C Equipment from IFX's facility in Munich. Thereafter, DPI or DPI Germany will transfer, install, qualify and maintain the Equipment at any of their facilities, or at DPI Dresden if so specified for particular Equipment in Attachment B1 subject to any movement of Equipment in accordance with Section 4.1.5. DPI Germany will assign a group of its engineers to ensure a transition according to the technical requirements set forth in the sections 04a "qualification premises", 04c "qualification schedule vs. customer" and 05b "qualification resources" of the Transfer Booklet. IFX will assign a group of its engineers to reasonably assist DPI and DPI Germany to understand the technical requirements set forth in the sections 04a "qualification premises", 04c "qualification schedule vs. customer" and 05b "qualification resources" of the Transfer Booklet, and reasonably assist with the transfer reinstallation and qualification of the Equipment. Each Party will bear all compensation and other personnel costs and expenses associated with their respective assigned personnel, DPI and DPI Germany will bear all associated mask costs, and each Party will individually bear the operating costs of their respective facilities incurred in connection with these Equipment deinstallation, transfer, reinstallation and qualification activities. For the purpose of uninterrupted mask supply to IFX, and in accordance with the provisions of Section 6.2. below, IFX will qualify in DPI's facilities, and on DPI's own mask qualification costs, the specific Products which are identified in sections 04c "qualification schedule vs. customer" and 03b "products vs. customers and DPI sites" of the Transfer Booklet.

  4.3.
  Consignment of Type D Equipment. IFX will consign the Type D Equipment in Attachment B1 to DPI Germany. IFX will retain ownership of this Equipment at all times. DPI will de-install the Type D Equipment from IFX's facility in Munich, transfer to, install and qualify the Equipment at DPI Dresden immediately thereafter and maintain at its cost such Type D Equipment at DPI Dresden until the dates set forth in Section 4.3.(a) and 4.3.(b); thereafter, the Parties shall mutually agree upon cost allocation for maintenance. Maintenance cost and other expenses related to this equipment are included in the pricing for Products manufactured on such equipment. Type D Equipment will be primarily used to avoid capacity limitations concerning IFX's demands regardless whether caused by increased demand of IFX or by technical reasons. In the event that any other party than DPI buys any Type D Equipment, all cost to uninstall the respective Type D Equipment at the Facility shall be borne by IFX with the only exception of the costs for "unhooking" the respective Equipment which shall be borne by DPI.

  (a)
  In the event that the Type D Equipment is used for production for other customers than IFX, DPI Germany shall pay to IFX the following fee on a per minute of usage basis computed using the following hourly rates. The fee shall include the capital cost, which are based on a depreciation period of five (5) years by a linear depreciation mode:

      [****]

      After the foregoing periods, the tool fee shall be as mutually agreed by the Parties. Payments are due according to Section 5.5.

    (b)
    DPI is expressly permitted to use the [****] for production for all of its customers but will grant first priority to IFX. DPI and IFX agree that during the period starting [****] and ending [****] DPI shall pay IFX the total amount of [****] plus any applicable VAT for the usage of this tool. No per hour charge or any other charge shall be due for the use of such tool during that [****] period. Payments are due according to Section 5.5.; [****].

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

    (c)
    IFX guarantees to DPI and DPI Germany that the Type D Equipment is suitable for production of Products for IFX as provided herein. IFX will provide commercially reasonable engineering assistance to DPI Dresden, at IFX's sole cost and expense, to ensure that the Type D Equipment qualifies and performs in accordance with the Qualification Requirements. Neither DPI nor DPI Germany shall have any liability or obligations to IFX with respect to damages or losses to any consigned Type D Equipment, other than as a result of not taking care of such Type D Equipment like a reasonable prudent businessman would normally do, including maintenance according to requirements that are customary in industry.

  4.4.
  Option to Purchase Type E Equipment. DPI is obliged to consider the purchase of (but is not obligated to purchase) the Type E Equipment listed in Attachment B2; provided, however, that DPI intends to purchase similar or comparable equipment and the price of the Type E Equipment is equal to or lower than the price of the similar or comparable equipment from a third party. Upon DPI's election to purchase, the Parties will mutually agree upon the purchase prices and the Transfer Dates for such Type E Equipment and all other conditions of sale. In addition, DPI Germany is obliged to assist IFX in its efforts to sell Type E Equipment into the market.

  4.5.
  Passing of Risk, Insurance. The risk of loss concerning all Assets purchased by DPI Germany under this Agreement will pass over to DPI Germany on the respective Transfer Dates upon start of de-installation; provided, however, that IFX shall bear the risk of loss attributable to actions and failure to act of its own personnel and agents or to fire/breakdown of or other damage to the IFX facilities where the Assets are installed. As of the respective Transfer Dates, solely DPI or DPI Germany, respectively, shall be responsible for sufficient insurance coverage for the Assets, except for insurance coverage for Type D Equipment, which shall be the responsibility of IFX.

  4.6.
  Bill of Sale and Assignment. IFX shall execute and deliver to the purchaser a Bill of Sale and Assignment with respect to the Equipment so purchased, including a reference to IFX's retention of title until full payment of the purchase price.

  4.7.
  Delay of Transfer Dates. If, in IFX's reasonable and good faith opinion, DPI has not met the Qualification Requirements for the processes as set forth in section 04c "qualification schedule vs. customer" of the Transfer Booklet, as amended from time to time, IFX shall have the right to postpone the Transfer Date for any Type A, B or C Equipment not yet transferred until, in IFX's reasonable and good faith opinion, DPI and DIP Germany fully comply with the Qualification Requirements. In the event of any such postponement, the following shall apply:

  (a)
  the payment obligations for any Type A Equipment, as provided for in Section 5.1., for which IFX has postponed the Transfer Date shall remain unaffected; and

  (b)
  the payment obligations for any Type B and Type C Equipment will be postponed until the applicable Transfer Date.

    If, according to the above provision, IFX has postponed a Transfer Date for more than six (6) months, than DPI shall be deemed to be in material breach of this Agreement and IFX shall be entitled to immediately terminate this Agreement without granting DPI a further remedy period.

  4.8.
  Controlling Terms. The terms and conditions of this Agreement shall apply to all Equipment Purchase Orders and shall supersede any different or additional terms on such Equipment Purchase Orders.

  4.9.
  Material Adverse Event. If a Materially Adverse Event (defined below) occurs during the three (3) year period following the Original Effective Date, DPI will promptly notify IFX in writing of the occurrence of such event (the "Section 4.9. Notice"). Thereafter, DPI and IFX will negotiate in good faith to arrive at a mutually acceptable agreement amending the terms and conditions of this Agreement relating to the purchase of Type B and/or C Equipment. These amendments may include, without limitation, delays in payment, changes in the Transfer Date(s), deletion of all or part of the remaining Type B and/or C Equipment under the Agreement, or other modifications or amendments to the Agreement relating to the purchase of Type B and/or C Equipment. If DPI and IFX are unable to reach an agreement on the scope and extent of any such amendment(s) within sixty (60) days of the date of the Section 4.9. Notice, then upon request of either Party, an independent consultant shall decide as an expert ("Schiedsgutachter") within the meaning of Section 317 of the German Civil Code; the decision of such expert shall be binding upon the Parties. Such expert shall be nominated by the President of the Munich Chamber of Commerce ("Industrie- und Handelskammer Munich") upon request by either Party. If a Material Adverse Event has occurred, the Parties agree that DPI's performance of those of its obligations contained in any disputed provisions of this Agreement related to the purchase of remaining Type B and/or C Equipment (as identified in the Section 4.9. Notice) shall be suspended pending conclusion of the expert's determination or resolution by the Parties. However, during such period of time DPI agrees that it shall not purchase from any other source equipment which is equivalent in functionality to the remaining Type B and/or C Equipment. Any contractual obligations of DPI for Equipment already delivered to DPI prior to the date of the Section 4.9. Notice are not subject to change. For purposes hereof: (a) the term "Materially Adverse Event" means (i) more than a [****] reduction in DPI Sales Revenue in any quarter (the "Reference Quarter") as compared to the average DPI Sales Revenue for the [****] calendar quarters immediately preceding the Reference Quarter, and (ii) a further reduction of at least [****] in DPI Sales Revenue in the quarter immediately following the Reference Quarter as compared to the Reference Quarter; and (b) the term "DPI Sales Revenue" shall mean those global sales revenues contained and reported in DPI's quarterly SEC filings. In the alternative, the Parties can mutually agree that any event or circumstance is a Material Adverse Event.

  4.10.
  Purchase of [****]. DPI will purchase [****] prior to [****], and install and operate the tool at DPI Dresden for a period of not less than [****], unless a different period of time is agreed to between the Parties, in writing. DPI agrees to provide reasonable additional capacity to the AMTC in the event [****] is inoperable or unable to provide adequate performance for the AMTC pilot production, and to provide such capacity on a basis consistent with the Capacity Sharing Agreement to be executed between DPI Dresden and the AMTC. The Capacity Sharing Agreement referenced in this clause is not the Capacity Sharing Agreement referenced in the Preamble to this Agreement.

5.     FINANCIAL TERMS

  5.1.
  Payment for Type A Equipment. DPI and DPI Germany will pay to IFX the aggregate sum of fifty- three million five hundred thousand U.S. Dollars (U.S. $53,500,000) to compensate for the ten (10) year supply obligation set forth in Section 6, and for the purchase by DPI Germany of the Type A Equipment. The payment shall be effected in six (6) installments as described below. The payment schedule is as follows:

Calendar Year	2002	2003	2004	2005	2006	2007	2008
Million US $Payment	10	10	10	10	10	—	3.5

    The payment of the installments, at the end of each year, are due on the following 31st of March of each respective year (e.g., the payment for 2004 is due on March 31, 2005).

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  5.2.
  Payment of VAT. IFX will issue an invoice in line with the German VAT Act for the full amount of the [****] DPI Germany will than deduct the remaining input VAT amounting [****] in its next monthly VAT return. As soon as the competent tax authorities of DPI Germany have refunded the input VAT, DPI Germany will effect an additional payment [****] to IFX in cash to an account specified by IFX. In case that the refund to DPI Germany by the tax authorities is delayed beyond June 15, 2004 due to a special VAT audit ("Umsatzsteuersonderprüfung") at DPI Germany caused by the invoice mentioned above, beginning June 15, 2004 the said payment of [****] will be subject to interest at a rate of 5% per annum over the ECB base interest rate ("Basiszinssatz") until the payment is completely effected.

  5.3.
  Payment for Type B Equipment. DPI or DPI Germany will pay to IFX the sum of seventeen million six hundred twenty-five thousand U.S. Dollars (US $17,625,000) plus VAT for the transfer of Type B Equipment as set forth in Attachment B1. The payment for each item of Type B Equipment shall be made according to the applicable individual value as set forth in Attachment B1 and is due and shall be effected on or before the respective Transfer Date.

  5.4.
  Payment for Type C Equipment. For the transfer of Type C Equipment as set forth in Attachment B1 DPI or DPI Germany will pay to IFX the sum of five million seven hundred twenty thousand U.S. Dollars (US $5,720,000), plus VAT, plus interest payable as follows: payment for each item of Type C Equipment shall be made in the amount of the applicable individual value for such item as set forth in Attachment B1 plus interest of twopointfive percent (2.5%) per annum calculated from the respective Transfer Date of such item until the date of payment. Prepayment is allowed, but final payment of all amounts due pursuant to this Section is due in cash on or before December 31, 2006.

  5.5.
  Payment for usage of Type D Equipment. The sum of [****] plus VAT due pursuant to Section 4.3. (b) above shall be payable by DPI in [****] installments to IFX each in the amount of [****] plus VAT. These installments are due in cash on [****] respectively. The planned deinstallation of the equipment to which these payments are related is [****]. In the event that deinstallation is delayed past [****] by IFX, the due date for each installment payment due from DPI hereunder shall be delayed by an amount of time equivalent to the delay in deinstallation. Regarding the usage of the other Type D Equipment (see Section 4.3. (a) above) DPI shall keep complete and accurate records relating to the usage of this Equipment. DPI shall deliver those records as well as pay the respective fees (as stipulated in Section 4.3. (a)) plus VAT to IFX annually for the foregoing year on each January 31.

  5.6.
  Purchase of Current Assets and Type E Equipment. Current Assets and Type E Equipment purchased by DPI or DPI Germany in accordance with Section 4.1.4. or with Section 4.4., respectively, shall be sold by IFX to DPI or DPI Germany for a price and on such other terms to be mutually agreed upon by the Parties. The purchase price shall become due in cash at the respective Transfer Date or such other dates as may be mutually agreed by IFX and the purchaser.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  5.7.
  Payments in Stock. Each payment pursuant to Sections 5.4. and 5.5. shall be made one hundred percent (100%) in cash. For each payment pursuant to Section 5.1. and 5.3. DPI Germany will have the option to deliver up to forty percent (40%) of such payment in the form of DPI common stock listed on the NASDAQ market in lieu of cash which may only be exercised by written notice at least thirty (30) days prior to the respective due date. If DPI Germany elects to deliver DPI common stock, the number of DPI shares to be transferred to IFX on any due date shall be calculated on the basis of the average closing sales price of DPI common stock on the NASDAQ for the twenty (20) trading days ending on the second trading day prior to the due date. DPI shall request the current IFX bank and account information at least thirty (30) days prior to the delivery of the shares.

  IFX is entitled to sell the equity without observing a lockout period, subject to compliance with applicable securities and other law. DPI shall, upon IFX's reasonable request, cooperate with IFX and provide IFX, without undue delay, with all necessary documents, registration rights, consents, and approvals necessary to comply with any applicable securities and other law (e.g., SEC rules) including compliance with registration statement requirements.

  5.8.
  Payments in Cash. For any payments in cash DPI shall request the current IFX bank and account information at least thirty (30) days prior to the respective payment date.

  5.9.
  Late Payments. DPI shall pay interest on all payments made more than thirty (30) days after its receipt of such invoices at five percent (5%) above the base rate of the European Central Bank (calculated on an annual basis). IFX shall reimburse DPI for all expenses incurred by DPI in collecting any overdue amounts including, without limitation, reasonable attorneys' fees and expenses.

6.     SUPPLY OF PRODUCTS

  6.1.
  Agreement to Supply. In consideration for the portion of the payments in Section 5.1. above that are not allocated to Type A Equipment, IFX (for itself and its Affiliates) agrees to procure from DPI or any of its Affiliates (including DPI Germany) and DPI (for itself and its Affiliates) agrees to supply Products to IFX and its Affiliates and Special Affiliates as set forth herein.

    As used throughout this Section 6, the term "DPI" shall be read and understood to mean DPI and those of its Affiliates (including DPI Germany) supplying Products to IFX hereunder, and the term "IFX" shall be read and understood to mean IFX and its Affiliates.

    Prior to the complete shutdown of the IFX Munich mask house, DPI will have the right of first refusal to fulfill all of IFX's and its Special Affiliates' worldwide Product requirements to the extent such requirements are not fulfilled internally by the IFX Munich mask house.

    Following the complete shutdown of the IFX Munich mask house, DPI will have the right of first refusal to fulfill all of IFX's and its Special Affiliates' worldwide Product requirements, excluding: [****]

  6.2.
  Qualification and Product Qualification.

  6.2.1.
  Qualification Requirements. IFX's obligation to purchase Products from DPI according to Section 6.1. is subject to DPI producing Products in accordance with the Qualification Requirements and demonstrating its ability to produce Products in accordance with the Qualification Requirements prior to starting such production, all as provided in this Section 6.2.

    [****]

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

    For the transition phase, details of the qualification process are defined in the Transfer Booklet, section 04 "Qualification Plans".

    (i)
    Subject of Qualification. [****]

    (ii)
    Qualification Process. In conducting qualification testing pursuant to this Section 6.2., the Parties will follow the qualification processes that are described in the Transfer Booklet by:

    [****]

    For new technologies which are not covered by the Transfer Booklet (future technologies), the Parties shall qualify such new technologies using the same qualification processes as set forth in the Transfer Booklet, unless otherwise required in writing by IFX.

    (iii)
    Further Requirements. In addition to the requirements set forth under (i) and (ii) above, DPI shall follow the standards set forth below in manufacturing all Products:

    (a)
    Failure Mode and Effect Analysis ("FMEA") (if requested by IFX);

    (b)
    Quality Management-System: DIN EN ISO 9001/2/3, QS 9000, ISO 14000 Certificate, and any other quality certificates that may be required by IFX customers (as mutually determined in good faith by the Parties);

    (c)
    Quality Assurance Agreement ("QAA") to be mutually agreed upon by the Parties within 60 days of the Effective Date;

    (d)
    Statistical Process Control ("SPC");

    (e)
    Calibration standards;

    (f)
    Corrective Action Reporting [****];

    (g)
    all applicable export regulations (including the German Foreign Trade Law and US Export Regulations);

    (h)
    the security requirements [****] as described in more detail in Attachment G; and

    (i)
    the Key Performance Indicators.

    (iv)
    Documentation. On an ongoing basis, DPI shall maintain documentation setting forth the qualification processes followed by DPI in qualifying for the production of Products by each layer and in such further detail as reasonably requested by IFX. Such documentation shall include, but is not limited to, the following items (if applicable or reasonably requested by IFX):

    (a)
    Quality Result Sheet;

    (b)
    Registration plot;

    (c)
    Coordinates and images of non-repairable or residual defects (if applicable);

    (d)
    Results of additionally requested measurements (if any);

    (e)
    STARlight result sheet (including ID #);

    (f)
    LBM plot (if applicable) + detailed LBM data;

    (g)
    Detailed [****] point CD measurement results;

    (h)
    Additional CD measurements on request (Scatter bars);

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

      (i)
      Detailed registration measurements; and

      (j)
      Defect locations and images including AIMS results of repair sites. The documentation describing the manufacturing processes followed by DPI in producing Products for IFX shall be referred to as Process Of Record ("POR"). All updates to the POR shall be provided to IFX without undue delay following their inclusion in the POR.

    (v)
    Fulfillment and Failure. The qualification process will be deemed complete and will be accepted by IFX if IFX reasonably and in good faith comes to the conclusion that DPI has fully satisfied the Qualification Requirements. Should DPI fail to fulfill IFX's Qualification Requirements,

    (a)
    then, with regard to the Product Family for which the qualification process failed, but only during the period of time until a subsequent qualification process has been accepted by IFX for such Product Family

      [****]

  6.2.2.
  Performance Requirements.
  (i)
  Production. After successful completion of the qualification processes and acceptance by IFX of the same, DPI shall manufacture and deliver to IFX Products in accordance with the Qualification Requirements. IFX shall be entitled to maintain continuing quality control as to the Qualification Requirements.

  (ii)
  Process Changes, Transfer of Technology, Documentation. After successful completion of the qualification processes and acceptance by IFX of the same, IFX shall be informed about all process changes. Any major change in the manufacturing process followed by DPI in producing Products for IFX (including a change of POR) requires prior written consent by IFX and an update in the POR by DPI afterwards. [****]

  (iii)
  Reporting. DPI shall report daily to IFX the mask order status, quantity shipped (mask volume), PTS, returns, and also on a weekly and monthly basis, rejects, KPI and IFX's purchases (both on a volume and value basis).

  (iv)
  Fulfillment and Failure. Should IFX, following the successful completion of the qualification processes and acceptance by IFX of the same, reasonably and in good faith come to the conclusion that DPI fails to fulfill one or more of IFX's Product related Qualification Requirements or performance requirements according to Sections 6.2.2. (i), Section 6.2.2. (ii) or Section 6.2.2. (iii) above, or fails to materially fulfill any other of the Qualification Requirements,

  (a)
  then, with regard to the Product Family for which the qualification process failed, but only during the period of time until a subsequent qualification process has been accepted by IFX for such Product Family, [****]

  (v)
  Agreed Upon Characteristics. Following the successful completion of the qualification processes and acceptance by IFX of the same (as set forth in Section 6.2.1.) the Parties agree that the Products as delivered to IFX hereunder shall conform to their respective Photomask Specifications and shall maintain such characteristics for a period of [****] from the date of DPI's delivery of such Products to IFX's shipping point; provided, however, that if the Products are not used for the production of semiconductor products within a period of [****] from such date, the period of time shall only be [****] from the date of DPI's delivery of such Products to IFX's shipping point ("vereinbarte Beschaffenheit"—"Agreed Upon Characteristics").

  6.3.
  Pricing.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.3.1.
  Prices. During the first [****] years after the Original Effective Date, the prices DPI shall charge for Products ordered by IFX hereunder are set forth on Attachment H. Subject to Section 6.3.3. below, prior to the expiration of such initial [****] year period and every [****] years thereafter, the Parties will negotiate toward reaching agreement on adjusting such prices pursuant to Section 6.3.3. below. During any period of time in which the Parties are negotiating any pricing adjustment, the then-current prices shall continue to apply for Products ordered by IFX hereunder.

  6.3.2.
  Pricing for New Products. Prior to the introduction of any new Products that IFX may order hereunder, the Parties will in good faith negotiate the prices applicable for such Products and amend Attachment H to include such prices. Such prices will then be later adjusted as provided elsewhere in this Section 6.3.

  6.3.3.
  Pricing Adjustments. The Parties will adjust the prices set forth on Attachment H as follows:

  (i)
  No later than ninety (90) days prior to the expiration of the initial [****] year period following the Original Effective Date and any [****] year period thereafter, DPI will provide IFX with a written proposal for adjusting the then-current prices as set forth on Attachment H as well as any additional material supporting such change.

  (ii)
  Within thirty (30) days of receiving such notice, IFX will provide its response to such proposal, together with any additional material supporting IFX's response.

  (iii)
  Thereafter, the Parties agree to discuss DPI's proposal and IFX's response and to negotiate in good faith an adjustment acceptable to both parties. Upon reaching agreement, such adjustment shall amend Attachment H and shall apply for a [****] year term to all Products ordered by IFX after the expiration of the initial [****] year period or the expiration of the then current [****] year period, as applicable.

  (iv)
  In the event the Parties are unable to reach agreement on any pricing adjustment pursuant to this Section 6.3.3. after thirty (30) days of discussions, either Party can request that the matter be submitted for mediation by an independent mediator selected by the Parties or, if the Parties cannot agree on the mediator within a period of ten (10) days, the mediator shall be finally determined by the President of the Chamber of Commerce for the City of Dresden upon the request of either of the Parties.

  (v)
  In the event that the Parties do not agree with the mediator's recommendations, the Parties will adjust the then-current prices for Products on a Product-by-Product basis or technology class. The prices for existing Products shall be determined by referring to market trends for the pricing of photomasks occurring during the [****] year period following the Original Effective Date or within any [****] year period prior to any subsequent adjustment pursuant to this Section 6.3., and the prices for new Products that have been added to Attachment H during the prior period shall be determined by referring to market trends for the pricing of photomasks occurring during the [****] year period following the Original Effective Date or within any [****] year period prior to any subsequent adjustment pursuant to this Section 6.3. and market projections for the subsequent [****] years, all such market trends and market projections as indicated in publications by VLSI Research and Dataquest. Reference in this context means that the gap between the market trends and the actual prices for the Products during the referenced [****] or [****] year period shall be maintained for the period that is covered by the price adjustment.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.3.4.
  [****]

  6.4.
  License. IFX will grant to DPI a license to the IFX Intellectual Property (as defined in the IP Agreement) in order to manufacture, design, function, operate, process and finish products, services and technologies necessary to produce the Products, to perform and accomplish this Agreement and to fulfill IFX's requirements, all in accordance with the IP Agreement attached hereto as Attachment C.

  6.5.
  Product Purchase Orders.

  6.5.1.
  Submission of Product Purchase Orders. All production and sales of any Product contemplated by this Agreement shall be initiated by orders from IFX or its Affiliates or Special Affiliates to purchase the Product (each, a "Product Purchase Order"). All Product Purchase Orders submitted by IFX and accepted by DPI as provided below shall be binding on both Parties, unless cancelled as expressly permitted by this Agreement.

  6.5.2.
  [****].

  6.5.3.
  [****].

  6.5.4.
  [****].

  6.5.5.
  Delivery and Acceptance of Product Purchase Orders. Each Product Purchase Order shall be delivered by IFX by written or electronic media to DPI at the DPI Customer Service Center or such other places as may be mutually agreed upon by the Parties from time to time for specific Products. With regard to a Product Purchase Order, the following shall apply: [****]

  6.5.6.
  Orders from Special Affiliates. [****]

  6.5.7.
  Forseeability of Delivery. If it is foreseeable that the delivery of a Product can not be effected within the Lead Time for such a Product multiplied by the factor [****], then (i) DPI has the obligation to inform IFX accordingly in writing and will not accept any Product Purchase Order for the specific Product and (ii) following receipt of such notice, IFX will be entitled to cancel any such Product Purchase Order (unless IFX decides not to cancel any such Product Purchase Order). Notwithstanding of the above, DPI has in any event the obligation to inform IFX in writing if it is foreseeable that the delivery of a Product cannot be effected on or before the Delivery Date.

  6.5.8.
  [****]

  6.6.
  Fulfillment of Product Purchase Orders. Upon DPI's receipt and acceptance of a Product Purchase Order, DPI shall commence production of the Product and shall use commercially reasonable efforts to promptly fulfill such Product Purchase Orders within the Lead Times for each Product. DPI shall not be liable for any damages to IFX or to any other Person for DPI's rejection of any Product Purchase Orders if such rejection complies with the terms and provisions of this Agreement.

  6.7.
  Form of Product Purchase Orders. IFX shall deliver Product Purchase Orders in any written or electronic form, provided that such form and transmission methods are mutually agreed to by the Parties. However, DPI does accept the respective transmission method and the respective form of Product Purchase Order IFX is utilizing as of the Effective Date.

  6.8.
  Rejection during IFX Breach. DPI shall have no obligation to fulfill any accepted Product Purchase Orders or accept any new Product Purchase Orders during any period of time during which IFX is in material breach of this Agreement; likewise, IFX shall have no obligation to purchase Products from DPI during any period of time during which DPI or DPI Germany is in material breach of this Agreement.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.9.
  Purchaser's Cancellation. Except for any cancellations expressly permitted under this Agreement, in the event IFX cancels a Product Purchase Order in whole or in part, IFX shall be liable to DPI for the applicable percentage indicated below of those costs and expenses incurred by DPI with respect to the Products ordered under the cancelled Product Purchase Order.

  (a)
  IFX shall pay DPI an amount equal to [****] percent [****] of the product price of each Product ordered under Product Purchase Orders cancelled by IFX or an amount of [****], whichever is less, if DPI receives written notice of the cancellation after DPI's acceptance but before the mask writing phase of production has commenced for the Products ordered;

  (b)
  IFX shall pay DPI an amount equal to [****] percent [****] of the product price of each Product ordered under Product Purchase Orders cancelled by IFX if DPI receives written notice of the cancellation after commencement of the mask writing phase of production but before the process of such Products;

  (c)
  IFX shall pay DPI an amount equal to [****] percent [****] of the product price of each Product ordered under Product Purchase Orders cancelled by IFX if DPI receives written notice of the cancellation after commencement of the mask processing phase of production but before the first automated defect inspection of such Products;

  (d)
  IFX shall pay DPI an amount equal to [****] percent [****] of the product price of each Product ordered under Product Purchase Orders cancelled by IFX if DPI receives written notice of the cancellation after first automated defect inspection of production but before the pelliclization of such Products; and

  (e)
  IFX shall pay DPI an amount equal to [****] percent [****] of the product price of each Product ordered under Product Purchase Orders cancelled by IFX if DPI receives written notice of the cancellation any time after final inspection of such Products. In each case in which IFX is required to pay DPI for cancelled Product Purchase Orders pursuant to this Section 6.9., if the mask had not been pelliclized, the pellicle purchase price will be deducted from the mask price prior to computing the amount due DPI under this Section 6.9.

  6.10.
  Planning Forecast

  6.10.1.
  Planning Forecast. IFX will use best efforts to accurately prepare and issue a Planning Forecast which is, on a monthly basis, a volume-based twelve (12) month forecast for all Products. The purpose of this forecast is to assist DPI in assessing capacity, technology and workload requirements concerning IFX's demands; such demands shall include the demand of its Special Affiliates as far as IFX has a contractual obligation to provide Products to Special Affiliates. Each Planning Forecast shall contain a sufficient list of units, timing and product type for Products that IFX, in good faith, expects to require. The Planning Forecast shall also include the designation of the [****].

  6.10.2.
  Updates. The Planning Forecast will be updated [****]. The provisions above under Section 6.10.1. shall apply also to these updates.

  6.11.
  Currency. All payments made to DPI by IFX and to IFX by DPI under this Agreement that are related to the sale and purchase of Products shall be made in European currency (EURO).

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.12.
  Payment Terms. Unless otherwise agreed to between the Parties, DPI shall issue and deliver invoices to IFX in accordance with the following:

  (a)
  Payments shall be made to DPI by wire transfer within thirty (30) days after receipt of invoice to DPI's bank account using the wiring instructions furnished by DPI from time to time.

  (b)
  IFX shall pay interest on all payments made more than thirty (30) days after its receipt of such invoices at five percent (5%) above the base rate of the European Central Bank (calculated on an annual basis). IFX shall reimburse DPI for all expenses incurred by DPI in collecting any overdue amounts including, without limitation, reasonable attorneys' fees and expenses.

  6.13.
  Labeling and Packing List. Each delivery of Products to IFX must be clearly labeled and must include a packing list that contains at least:

  (a)
  The Product Purchase Order number and the part number (if any);

  (b)
  The exact quantity of Products shipped; and

  (c)
  The date of shipment.

  6.14.
  Packaging. DPI will package all Products in accordance with the IFX qualification procedure, considering the different requirements (e.g., [****]) so as to reasonably protect the Products from loss or damage, in conformance with standard commercial practice, any applicable government regulation, and other applicable industry standards. Specification of packaging boxes: [****]

  6.15.
  Sales Taxes and Duties. Prices are exclusive of all taxes or duties after delivery to the designated destination (other than taxes levied on DPI's income) that DPI may be required to collect or pay upon shipment of the Products. Any such taxes or duties must appear as a separate item on DPI's invoice. IFX agrees to pay or reimburse DPI for the payment of such taxes or duties unless IFX is exempt from such taxes or duties as evidenced by a written exemption or resale certificate provided to DPI from IFX. In the event any taxing authority assesses or collects from DPI any taxes, however designated or levied, for which IFX has not provided written proof of exemption, IFX shall pay or reimburse DPI for the amount of such taxes and shall defend, protect, indemnify and hold DPI harmless from and against any such collection or assessment.

  6.16.
  Consequences of a Non-Conformity with the Agreed Upon Characteristics; Disclaimers.

  6.16.1.
  Consequences of a Non-Conformity. If a Product does not comply with the Agreed Upon Characteristics, DPI shall [****].

  6.16.2.
  Exclusion. Except as expressly set forth in Section 6.16.1., DPI hereby excludes all other claims and rights that IFX and IFX's Special Affiliates might have under law in case of delivery of a Product which is not conforming to the Agreed Upon Characteristics including, without limitation, claims for damages, for delay, and claims for reimbursement of expenses; provided, however, that Product Liability issues are addressed in Section 7.10.

  6.16.3.
  DISCLAIMER. DPI HEREBY CLARIFIES THAT IT AND ITS AFFILIATES HAVE NOT GIVEN AND, ONLY AS A PRECAUTION, HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE PRODUCTS. WITHOUT LIMITING THE FOREGOING, DPI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE; SECTION 478 OF THE GERMAN CIVIL CODE REMAINS UNAFFECTED. NO ORAL INFORMATION OR ADVICE GIVEN BY DPI SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE RIGHTS GIVEN IFX OR ANY IFX SPECIAL AFFILIATE IN THIS SECTION.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.17.
  Delivery, Title and Risk of Loss

  6.17.1.
  DPI shall deliver Products to IFX DDP (INCOTERMS 2000) to the place specified by IFX in the respective Product Purchase Orders. However, if DPI shall deliver Products to Special Affiliates of IFX, the delivery shall be DDU (INCOTERMS 2000) to the respective specified place. Implementation of such changes from existing practices must be completed prior to [****].

  6.17.2.
  Prior to [****] IFX and DPI shall mutually agree in writing on a menu (the "Menu") setting forth the payable lump sums for the deliveries. These lump sums shall among others depend on [****] and will be limited to the following expenses to be incurred by DPI in performing its obligations under this provision: [****]. This Menu will be updated from time to time by mutual agreement between the parties. Based on this Menu IFX shall pay the respective lump sum to DPI. The method and manner of invoicing IFX based on the most current version of the Menu shall be mutually agreed to, in writing, and based on a principle of limiting the administrative burden for both Parties as much as possible. In the event that IFX and DPI are unable to agree on the foregoing Menu and other logistics related issues on or before [****], and do not otherwise mutually agree in writing to extend such date, such unresolved issues shall thereafter be decided by the third party consultant mutually selected by the parties as set forth below. On or before [****] each party will individually present its position on any unresolved issues in writing to the third party consultant selected in accordance with the terms below. Thereafter, the third-party consultant shall review the parties' presentations and by [****] shall present to each party a proposed Menu developed in accordance with the terms of this provision and commercially reasonable practices. Within 5 days of receipt of such proposed Menu, the parties shall have until [****] to consent to the use of such Menu, which consent shall not be unreasonably withheld.

  6.17.3.
  IFX shall pay DPI an amount not to exceed [****] to set up the logistics system as described. DPI shall provide appropriate documentation demonstrating the expenses incurred to set up the logistics system. Such costs will not include the shared consulting fee as noted in 6.17.4. The said amount to be paid by IFX shall be due on the date the new logistic system has been implemented.

  6.17.4.
  As soon as reasonably possible after execution of this Agreement, DPI and IFX shall mutually select and utilize a third party consultant to develop and assist in the implementation of the required changes in existing business practices to meet the revised delivery terms and conditions. The costs associated with the third party consultant shall be shared equally between IFX and DPI.

  6.17.5.
  [****]

  6.17.6.
  Nothing in this Section 6.17. shall be construed to preclude the application of the dispute resolution/arbitration provisions contained in Section 11 below.

  6.18.
  Force Majeure. DPI may suspend or delay its delivery of any Product ordered hereunder upon the occurrence of any event beyond DPI's reasonable control, including, but not limited to, wars, terrorist acts, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, any other act of God, any utilities outages resulting from the inability or refusal of the utility provider to deliver such utility to DPI, which inability or refusal is not caused or controlled by the actions or inactions of DPI, or any law, proclamation, regulation, ordinance of any court, government or governmental agency. Unavailability of supplies (except if an event of Force Majeure as described before occurs with DPI's supplier(s)), and failure of suppliers, are within DPI's control. DPI may only rely on the above provision if it promptly notifies IFX in writing—either by fax or by email- of the occurrence of any of the above events. IFX shall be entitled to cancel a Product Purchase Order if the delay lasts for more than [****] weeks and may place a corresponding order with another supplier.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  6.19.
  Purchase Obligation of IFX.

  6.19.1.
  IFX shall place Product Purchase Orders, covering its total worldwide purchase requirements of Products from DPI. Since DPI shall have the right of first refusal as defined in Section 6.1., any such refusal of DPI shall diminish IFX's purchase obligation accordingly. The foregoing purchase obligation is subject to the provisions of Section 6.1. as well as the following:

  (a)
  [****].

  (b)
  [****].

  (c)
  For avoidance of doubt, the provisions of Sections 6.19.1. (a) and (b) are still subject to the provision of Section 6.1. In case of any conflict, Section 6.1. shall take precedence over this Section 6.19. with the only exception that for purposes of this Section 6.19., "total worldwide purchase requirements" shall mean the total requirement of [****]; to simplify the calculation of said "total worldwide purchase requirements" the Parties agree that for purposes of this calculation the costs of [****] IFX purchases from the AMTC shall be at most [****] of the amount [****].

  6.19.2.
  The PTS noted in the above table shall be measured on a monthly basis, and based on all unit Product shipments within the specific [****]. For purpose of example only, if in a given month, DPI shipped 100 [****], and 95 of the products were delivered to IFX on or before the Delivery Date, the PTS for purposes of this clause, [****], would be 95%.

    The percentages noted for the freeboard use by IFX for each [****] are limited to only that [****], and shall not be cumulative between classes. Such percentages shall be calculated on a revenue basis. For purpose of example only, if IFX has a demand of € 1,000,000 of [****] in a given month, and presuming [****].

    [****]

  6.20.
  Release of IFX from Purchase Obligations and Related Obligations.

  6.20.1.
  Beginning on July 1, 2003 and within five (5) calendar days after the expiration of each calendar quarter thereafter, the parties will calculate the PTS concerning non-critical layers for each of the prior [****] calendar quarters in order to determine the overall average PTS for such [****]quarters, rounded to two (2) decimal points (the "Average PTS for non-critical-layers"). If this Average PTS for non-critical layers is less than [****], DPI shall be considered in material breach of this Agreement, in which case IFX may choose to terminate the Agreement pursuant to the provisions of Section 8.2.(d).

  6.20.2.
  In the event any of the events described in this Section 6.20.2. occur, IFX shall be released from its purchase obligations under this Agreement, including obligations following from Section 6.1., and shall further be free to buy Products from other sources, as outlined by Section 6.20.3. below:

  (a)
  If agreement between IFX and DPI on any differences between the DPI technology roadmap and the photomask relevant part of the IFX technology roadmap or requirements derived from an IFX Mask Specification Handbook (except for technologies that are covered by the AMTC technology roadmap or that are beyond the scope of the AMTC technology roadmap) can not be reached within [****] days from DPI's receipt of the photomask relevant part of the IFX technology roadmap or the IFX Mask Specification Handbook and a corresponding written notice to DPI from IFX; or

  (b)
  If DPI fails to meet investment obligations under Section 3 above as can be reasonably expected under the IFX technology roadmap or an IFX Mask Specification Handbook by IFX, and such failure causes DPI to materially breach its obligations under Section 6 of this Agreement; or

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

    (c)
    If DPI refuses to accept a Product Purchase Order which conforms to the requirements of this Agreement and [****];

    (d)
    If DPI refuses to accept a Product Purchase Order which conforms to the requirements of this Agreement and [****]; or

    (e)
    If DPI refuses to accept or IFX cancels a Product Purchase Order according to Section 6.5.7.

  6.20.3.
  In the cases referred to under Section 6.20.2. above, the release of the purchase obligations and the right to buy Products from other sources apply as follows:

  (a)
  Upon the occurrence of the events described in Section 6.20.2. (a) and (b): for the respective affected Product Family or, should [****] or more Product Families be affected, for all Products;

  (b)
  Upon the occurrence of the events described in Section 6.20.2. (c): for all Products; however, regarding this Section 6.20.3. (b) the Parties agree to the following: [****]

  (c)
  Upon the occurrence of the events described in Section 6.20.2. (d) and (e): for the Products that are subject to the respective Product Purchase Order.

  6.21.
  [****].

  6.22.
  [****].

7.     INDEMNIFICATION AND LIMITATION ON LIABILITY

  7.1.
  Indemnification by DPI. Subject to the other provisions of this Section 7, IFX and its Affiliates and their respective officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by DPI for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses), actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (each a "Loss"), arising out of or resulting from (a) the actual or alleged infringement or misappropriation of any third party's Intellectual Property Rights by any Product offered by DPI or any Affiliate in accordance with Section 6 or (b) the breach of any representation, warranty, covenant or agreement made by DPI or DPI Germany contained in any Section of this Agreement other than Section 6; provided, however, that IFX's and its Affiliates' sole remedy for any indemnification obligation of DPI or DPI Germany pursuant to clause (a) above shall be as provided in Sections 7.2. and 7.3.

  7.2.
  Remedies for DPI Infringing Products. If the use of any Product ordered hereunder and accepted and paid for by IFX or any Affiliate is enjoined (the "Infringing Product"), DPI or DPI Germany will, at its sole expense and option:

  (a)
  Procure for IFX or any Affiliate the right to continue using the Infringing Product;

  (b)
  Replace the Infringing Product with a non-infringing product of substantially equivalent function and performance;

  (c)
  Modify the Infringing Product to be non-infringing, without unreasonably detracting from its function or performance; or

  (d)
  If, options (a), (b) or (c) are not available under reasonable commercial conditions, accept return of the Infringing Product and issue a credit against future purchases from DPI or any DPI Affiliate equal to the purchase price of the Infringing Product(s).

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

    In addition to any other rights or remedies available to DPI or DPI Germany hereunder or at law, in the event DPI or DPI Germany, after consultation with IFX, reasonably determines that any Product offered hereunder (or any portion thereof) is or may be subject to an infringement or misappropriation claim, DPI and its Affiliates shall have the right to cease production of such Products, to cancel any accepted Product Purchase Orders for such Products and to reject any new Product Purchase Orders for such Products, and DPI and its Affiliates shall not be liable for any damages to IFX or any IFX Affiliate or to any other person or entity for any such action or actions.

  7.3.
  Limitations on Remedies for DPI Infringing Products. Each of DPI and DPI Germany will be relieved of its indemnification obligations under this Section 7 to the extent that any Losses arise directly or—with respect to matters provided in clause (a), (c), or (d) below—indirectly from: (a) DPI's or any DPI Affiliate's compliance with any IFX or IFX Affiliate written specification or design for a Product, excluding any manufacturing processes or techniques used by DPI to implement such specifications and designs that were not supplied, specified or required by IFX; (b) DPI or any DPI Affiliate's use of the Assets, consigned Equipment or any Current Assets sold by IFX to DPI or DPI Germany, provided DPI uses such Assets, consigned Equipment or Current Assets for the manufacture of Products in the same manner as IFX used them; (c) any portion of the IFX Intellectual Property licensed by IFX under the IP Agreement, except to the extent that IFX has notified DPI and DPI Germany of an actual or potential infringement of third party Intellectual Property Rights and DPI or any DPI Affiliate used the IFX Intellectual Property after receipt of such notice, provided, however, that the IFX Intellectual Property is used by DPI or DPI Affiliates within the scope of and in compliance with the provisions of the IP Agreement; (d) modifications made to a Product by IFX or any of its Affiliates or on behalf of IFX or any of its Affiliates; or (e) the combination of a Product with any material or equipment not supplied by DPI or any DPI Affiliate, except the Product is intended for use in an item of equipment that is defined or otherwise described in a Photomask Specification.

  7.4.
  Indemnification by IFX. Subject to the other provisions of this Agreement, DPI and its Affiliates and their respective officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by IFX for any and all Losses arising out of or resulting from (a) DPI's or any of its Affiliate's compliance with any IFX Photomask Specification, except to the extent that IFX has notified DPI and DPI Germany of a potential infringement of third party rights and DPI or any DPI Affiliate used the Photomask Specification after receipt of such notice, (b) the breach of any representation, warranty, covenant or agreement made by IFX contained in this Agreement and (c) IFX's combination of any Product with any material or equipment not provided by DPI following IFX's receipt of notice from DPI indicating there is either the reasonable possibility that such combination infringes upon a third party's Intellectual Property Rights or that such combination does infringe upon a third party's Intellectual Property Rights; provided, however, that DPI's and its Affiliates' sole remedy for any indemnification obligation of IFX pursuant to clause (a) above shall be as provided in Sections 7.5. and 7.6.

  7.5.
  Remedies For IFX Infringing Specifications. If DPI or any Affiliate's use of any IFX Photomask Specification or design are enjoined (the "Infringing Specification"), IFX will, at its sole expense and option:

  (a)
  Procure for DPI or such Affiliate the right to continue using the Infringing Specification; or

  (b)
  Replace the Infringing Specification with a non-infringing Photomask Specification or design, as applicable, each having equivalent functionality and performance characteristics that does not increase DPI or its Affiliate's cost of manufacture; or

    (c)
    Withdraw the Infringing Specification and replace any Product Purchase Orders for Products based on the Infringing Specification by Product Purchase Orders for other Products.

  7.6.
  Limitations on Remedies for IFX Infringing Specifications. IFX will be relieved of its indemnification obligations under this Section 7 to the extent that the claim arises directly or indirectly from a manufacturing process, design or specification or specification change made, owned, and/or requested by DPI or any of its Affiliates.

  7.7.
  Procedures. The Party claiming indemnification under this Section 7 shall provide written notice to the other Party of any claim, demand, suit or action for which it in good faith believes it should be indemnified pursuant to this Section 7 within thirty (30) days after such claim, demand, suit or action, is asserted in writing or by legal action against the Party claiming indemnification. The Party claiming indemnification's failure to so notify the indemnifying Party shall not relieve the indemnifying Party from any obligation which the indemnifying Party would otherwise have pursuant to this Section 7, except to the extent that the indemnifying Party has been materially prejudiced by such failure to so notify. The Party claiming indemnification shall furnish to the indemnifying Party, on request, non-privileged information reasonably available to the indemnified Party for such defense. The indemnifying Party shall have sole control of the defense and settlement of such claim, demand or cause of action, except that the indemnifying Party shall not enter into any agreement, agreed order, consent judgment, or the like which is binding on the indemnified Party without the indemnified Party's consent. The indemnifying Party can settle the claim, demand or cause of action without the consent of the indemnified Party so long as a full and unconditional release is provided to the indemnified Party and no agreed order, consent judgment or the like is entered to the prejudice of the indemnified Party. Notwithstanding the foregoing, the indemnified Party shall have the right to employ separate counsel and participate in the defense and investigation of such claim, demand, suit or action at its sole cost and expense.

  7.8.
  LIMITATION ON LIABILITY; SOLE REMEDIES; NO IMPLIED WARRANTIES. TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE REMEDIES AND WARRANTIES EXPRESSED IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REMEDIES AND WARRANTIES FOR DEFAULTS AND BREACHES OF THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER REMEDIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REMEDY AS TO CONDITIONS, DESCRIPTION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR AS TO ANY OTHER MATTER. IT IS UNDERSTOOD BY AND EXPRESSLY AGREED BETWEEN THE PARTIES THAT ANY SUCH REMEDIES, COVENANTS AND WARRANTIES CAN IN NO EVENT BE REGARDED AS DEPENDENT GUARANTEES ("UNSELBSTÄNDIGE GARANTIE") IN THE MEANING OF SECTION 443 AND 444 OF THE GERMAN CIVIL CODE. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, NONE OF IFX, DPI OR ANY OF THEIR AFFILIATES SHALL BE RESPONSIBLE FOR OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (A) FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY; (B) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, EVEN IF IFX, DPI OR ANY OF THEIR AFFILIATES ARE MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES; OR (C) FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE OF AMOUNTS ACTUALLY PAID TO (i) DPI OR ANY AFFILIATE FOR THE SALE OF PRODUCTS TO IFX OR ANY AFFILIATE OR SPECIAL AFFILIATE OR TO (ii) IFX FOR THE PURCHASE PRICE DESCRIBED IN SECTION 5, FOR ALL EVENTS, ACTS OR OMISSIONS OF EVERY KIND AND

    NATURE; PROVIDED, THAT THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY IN CASES OF FRAUDULENT OR INTENTIONAL OR GROSSLY NEGLIGENT BEHAVIOR OF A PARTY OR BREACH OF SECTION 9 (CONFIDENTIALITY). THE PROVISIONS OF THIS SECTION 7.8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

  7.9.
  Death or Injury of a Person. Any liability for death or injury to a Person under the Product Liability Law ("Produkthaftungsgesetz") or other mandatory law will be covered solely and exclusively by the provisions of that mandatory law.

  7.10.
  Product Liability Claims. Should a Product Liability Claim be asserted against IFX and should such Product Liability Claim be attributed to a Product, then DPI shall, upon IFX's request, (a) either repair or replace the Product free of charge and (b) reimburse the amounts actually paid by IFX for such Product.

8.     TERM

  8.1.
  General. The provisions of this Agreement will commence on the Effective Date and (unless earlier terminated pursuant to Section 9.2.) continue until June 30, 2012; provided, however, that this Agreement will automatically extend for another one (1) year period unless either IFX, on the one hand, or DPI and DPI Germany, on the other hand, gives to the other, prior to such original termination date, six (6) months' prior written notice of termination. If [****], then IFX shall grant DPI an [****] extension to this Supply Agreement. Such extension shall be unique, i.e. such extension can only be granted once.

  8.2.
  Default by DPI or DPI Germany. At any time during the term of this Agreement, IFX may immediately terminate this Agreement for any of the following (each a "Default"):

  (a)
  if DPI or DPI Germany becomes insolvent, voluntarily files a petition under bankruptcy or insolvency law, has voluntarily filed against it a petition under bankruptcy or insolvency law, unless such petition is dismissed within sixty (60) days, or has an order entered against it either appointing a receiver or trustee for, or issuing a levy attachment against, a substantial portion of its assets and this order is not vacated, set aside or stayed within sixty (60) days from date of entry;

  (b)
  other than with respect to matters addressed in Section 8.2. (d), if DPI or DPI Germany commits a material breach of this Agreement and fails to remedy the breach within forty-five (45) days after receipt from IFX of a written notice requiring it to do so;

  (c)
  if DPI or DPI Germany becomes an Affiliate of a direct competitor of IFX's principle business;

  (d)
  Average PTS for any four (4) consecutive calendar quarters shall be less than [****], and DPI fails to increase Average PTS to at least [****];

  (e)
  [****];

  (f)
  [****].

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  8.3.
  Default by IFX. At any time during the term of this Agreement, DPI and DPI Germany may immediately terminate this Agreement for any of the following (each a "Default"):

  (a)
  if IFX becomes insolvent, voluntarily files a petition under bankruptcy or insolvency law, has voluntarily filed against it a petition under bankruptcy or insolvency law (unless such petition is dismissed within sixty (60) days) or has an order entered against it either appointing a receiver or trustee for, or issuing a levy attachment against, a substantial portion of its assets and this order is not vacated, set aside or stayed within sixty (60) days from date of entry; or

  (b)
  if IFX commits a material breach of this Agreement and fails to remedy the breach within forty-five (45) days after receipt from DPI or DPI Germany of a written notice requiring it to do so; or

  (c)
  if IFX becomes an Affiliate of a direct competitor of DPI's or DPI Germany's principal business; or

  (d)
  if IFX (1) [****].

  8.4.
  Reduction in IFX Product Requirements. In the event that IFX's and its Affiliates' collective demand for Products in any given calendar year are at least [****] percent [****] less than the average of such collective demands in the two (2) immediately preceding calendar years, in any case directly or indirectly resulting from any merger, reorganization, sale of assets or other business combination or divesting transaction, then the Parties shall negotiate in good faith a prospective reduction in the scope of DPI's and DPI Germany's obligations under this Agreement (including, without limitation, payment and supply obligations) that is proportional to the reduction in IFX's and its Affiliate's requirements for photomasks.

  8.5.
  Survival. Except as otherwise expressly provided herein, the representations and warranties contained in this Agreement shall survive the execution and delivery hereof until one (1) year following the expiration or earlier termination of this Agreement, and each covenant and other agreement contained in this Agreement shall survive for the period for performance as provided herein.

9.     CONFIDENTIALITY

  9.1.
  Definition of Confidential Information. Except as contained in this Agreement, IFX, on the one hand, and DPI and DPI Germany, on the other hand, agree that all information which it receives from the other and which is marked as "Confidential Information" by will be deemed to be confidential and will be maintained by the receiving party in confidence; provided, however, that the receiving party may disclose such information to its officers, and those of its employees and others under its control for the purposes of this Agreement, all of whom will be advised of this Agreement and such receiving party's obligations hereunder.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  9.2.
  Obligations of the Parties. The receiving party additionally agrees to take all reasonable precautions to safeguard the confidential nature of the foregoing information, provided, however, that the receiving party's normal procedures for protecting its own confidential information shall be deemed reasonable precautions; and provided further, that if such precautions are taken, the receiving party will not be liable for any disclosure which is inadvertent or unauthorized or is required by any judicial order or decree or by any governmental law or regulation. Neither IFX, on the one hand, or DPI and DPI Germany, on the other hand, shall be liable for disclosure and/or any use of such information insofar as such information:

  (a)
  is in, or becomes part of, the public domain other than through a breach of this Agreement or other obligation of confidentiality by the receiving party;

  (b)
  is already known to the receiving party at or before the time it receives the same from the disclosing party or is disclosed to the receiving party by a third party as a matter of right;

  (c)
  is independently developed by the receiving party without the benefit of such information received from the disclosing party; or

  (d)
  is disclosed and/or used by the receiving party with the prior written consent of the disclosing party. The Parties' obligations under this Section 9 shall survive until five (5) years after termination of this Agreement

10.   RELATIONSHIP MANAGEMENT

  10.1.
  Monthly Management Meeting. In order to optimize DPI's performance and the entire business relationship between DPI and IFX, representatives of DPI and IFX shall meet on a monthly basis at a mutually agreed location ("Monthly Management Meeting"). The Monthly Management Meeting agenda shall contain the following elements, with varying emphasis as a function of business need:

  (a)
  General update.

  (b)
  Performance Sheet (including targets) for the last [****] averages of PTS, Cycle Time, Quality; stop lights shall be assigned to the respective item according to the following deviations:

  [****]
  green

  [****]
  yellow

  [****]
  red

  (c)
  In the event of a red light (being assigned to a special item), the following details shall be provided

  [****]

  (d)
  In the event of a yellow or green light (being assigned to a special item), a trend chart (1 per subject) shall be provided.

  (e)
  [****].

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  10.2.
  Quarterly User Meeting. Notwithstanding of the provision of Section 10.1., representatives of DPI and IFX shall additionally meet at a mutually agreed location to discuss further, business related topics ("Quarterly User Meeting"). The Quarterly User Meeting agenda shall contain the following elements, with varying emphasis as a function of business need:

  (a)
  General update

  (b)
  [****]

  (c)
  [****]

  (d)
  Capabilities of DPI sites

  (e)
  Critical C.A.R.'s ("Corrective Action Request")

  (f)
  Possible changes in IFX order pattern [****]

  (g)
  Any additions, changes or issues related to Product designations by [****]

    At the first Quarterly User Meeting, the parties will address: [****].

  10.3
  Senior Management Meeting. Senior Managers of DPI and IFX shall meet at a mutually agreed location upon request of DPI and/or IFX.

11.   APPLICABLE LAW, DISPUTE RESOLUTION /ARBITRATION

  11.1.
  Disputes. If any claim, difference or dispute (each, a "Dispute") arises out of or in connection with this Agreement, the Parties shall attempt to settle such matter amicably.

  11.2.
  Binding Arbitration. If any party to the Dispute determines that a reasonable attempt at settlement has failed, the Dispute shall be resolved by binding arbitration under the Rules of Arbitration ("Schiedsgerichtsordnung") of the German Arbitration Board ("Deutsche Institution für Schiedsgerichtswesen e.V."), as amended from time to time, by three arbitrators appointed in accordance with said Rules of Arbitration. The seat of arbitration shall be Munich, Germany. The German Code of Civil Procedure (ZPO) shall apply where the Rules of Arbitration are silent.

  11.3.
  Language. The language to be used in the arbitration proceeding shall be English and all documents written in a language other than English shall be translated to the English language for the arbitration proceedings upon request of either Party and at the cost of the requesting Party.

  11.4.
  Arbitral Awards. The arbitration award shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective Parties to the arbitration proceedings.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

12.   GOVERNMENT APPROVALS AND COMPLIANCE

        The Parties will comply with all federal, state, local and foreign laws, rules and regulations applicable to the performance of this Agreement and the Products, including, but not limited to, all exports and customs laws related to Products and technical data.

13.   REPRESENTATIONS AND WARRANTIES

  13.1.
  INDEPENDENT GUARANTEES. IT IS UNDERSTOOD BY AND EXPRESSLY AGREED BETWEEN THE PARTIES THAT ANY AND ALL REMEDIES, COVENANTS AND WARRANTIES SET FORTH IN THIS SECTION 13 ARE GIVEN AS INDEPENDENT GUARANTEES ("SELBSTÄNDIGE GARANTIE") AND CAN IN NO EVENT BE REGARDED AS DEPENDENT GUARANTEES ("UNSELBSTÄNDIGE GARANTIE") IN THE MEANING OF SECTION 443 AND 444 OF THE GERMAN CIVIL CODE.

  13.2.
  IFX Representation and Warranties. IFX represents and warrants to, and covenants and agrees with, DPI and DPI Germany as follows:

  13.2.1.
  Organization, Authority and Qualification. IFX is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. IFX is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement and the Ancillary Agreements by IFX, the performance by IFX of its obligations hereunder and thereunder and the consummation by IFX of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of IFX. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by IFX, and (assuming due authorization, execution and delivery by DPI) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of IFX, enforceable against IFX in accordance with their respective terms.

  13.2.2.
  No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by IFX do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of IFX; (b) conflict with or violate any law or Governmental Order applicable to IFX or any of its assets, properties or businesses, including, without limitation, the Assets; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of IFX pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which IFX is or will be a party or by which any of such assets or properties is or will be bound or affected.

  13.2.3.
  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by IFX do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, other than approval of the German Federal Cartel Office, which was received for the Original Agreement.

  13.2.4.
  Litigation. There are no (and will not be as of the respective Transfer Date of any Asset any) claims, actions, suits, arbitrations, inquiries, proceedings or investigations by or before any Governmental Authority (or, to the knowledge of IFX, threatened to be brought by or before any Governmental Authority) that would prevent or impair the transactions contemplated by this Agreement or create any Encumbrance on any Asset. None of the Assets is (and none will be as of their respective Transfer Date) subject to any Governmental Order nor, to the knowledge of IFX, are there any such Governmental Orders threatened to be imposed by any Governmental Authority.

  13.2.5.
  Assigned Contracts. There are no effective manufacturer warranties with respect to the Equipment, except as listed in Attachment B1. IFX has delivered to DPI and DPI Germany correct and complete copies of all Assigned Contracts (i.e., the warranty provisions of the respective contracts) to the extent copies exist in IFX's possession, including any and all amendments thereto. IFX is not in breach of any of its obligations under the Assigned Contracts.

  13.2.6.
  No Conflicting Rights. There is no contract, agreement or other arrangement granting any person any right to purchase any of the Assets or to be assigned any of the Assigned Contracts.

  13.2.7.
  Title to Assets.

  (a)
  IFX has (and will have as to each Asset as of its respective Transfer Date) good and marketable title (except for customary retention of title in IFX until full payment of purchase price) to all the Assets free and clear of all Encumbrances.

  (b)
  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE SOLD ON AN "AS IS" BASIS AND IFX HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE ASSETS. WITHOUT LIMITING THE FOREGOING, IFX SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE OPERATION CONDITION AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE. NO ORAL INFORMATION OR ADVICE GIVEN BY IFX SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES CONTAINED IN THIS SECTION.

  13.2.8.
  Forecast. The forecast for IFX's and its Affiliates' purchases of photomasks from DPI set forth in section 03a "Mask Demand IFX—All Masks" of the Transfer Booklet was prepared before the Original Effective Date, consistent with past practice, on assumption of future events which IFX believes to be reasonable.

  13.3.
  DPI Germany Representations and Warranties. DPI Germany represents and warrants to, and covenants and agrees with, IFX as follows:

  13.3.1.
  Organization, Authority and Qualification. DPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. DPI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. DPI Germany is a limited liability company duly organized under the laws of Germany and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by DPI and DPI Germany, the performance by DPI and DPI Germany of its respective obligations hereunder and thereunder and the consummation by DPI and DPI Germany of the transactions contemplated hereby and thereby (in each case, to the extent they are parties hereto and thereto), have been duly authorized by all requisite corporate or limited liability company (as applicable) action on the part of DPI and DPI Germany. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by DPI and DPI Germany (in each case, to the extent they are parties hereto and thereto), and (assuming due authorization, execution and delivery by IFX) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of DPI and DPI Germany, enforceable against DPI and DPI Germany (in each case, to the extent they are parties hereto and thereto) in accordance with their respective terms.

  13.3.2.
  No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by DPI and DPI Germany (in each case, to the extent they are parties hereto and thereto) do not and will not (a) violate, conflict with or result in the breach of any provision of its respective charter or by-laws (or similar organizational documents); (b) conflict with or violate any law or Governmental Order applicable to them or any of their respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien or encumbrance on any of their respective assets or properties pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which they are or will be a party or by which any of such assets or properties is or will be bound or affected.

  13.3.3.
  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by DPI and DPI Germany (in each case, to the extent they are parties hereto and thereto) do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, other than approval of the German Federal Cartel Office, which was received for the Original Agreement.

  13.4.
  Survival of Section 13 Warranties. All remedies, covenants and warranties set forth in this Section 13 will become statute-barred eighteen (18) months after the Effective Date; provided, however, that remedies, covenants and warranties related to Assets shall become statute-barred eighteen (18) months after the respective Transfer Date. Suspension of the statute of limitations requests the institution of arbitration proceedings according to Section 11.

14.   RESTRICTIONS ON IFX BUSINESS ACTIVITIES

  14.1.
  Restricted Period. In consideration of the ten (10) year supply obligations of DPI and DPI Germany set forth in Section 6, the Parties agree that during the [****] years (the "Restricted Period") beginning on the Original Effective Date and ending on the [****] anniversary of the Original Effective Date, IFX shall not (and shall cause each of its Affiliates to not) engage, directly or indirectly, in any business anywhere in the world that develops, manufactures, produces, supplies, sells, distributes or markets photomasks or otherwise engages in the photomask business or, without the prior written consent of DPI Germany and DPI, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any person that develops, manufactures, produces, supplies, sells, distributes or markets photomasks or otherwise engages in the photomask business; provided, however, that, for purposes of this Section 14.1., (a) activities required under the Joint Venture Agreement, the EUV LLC Agreement or other R&D activities, which are not covered by the AMTC (e.g., IPL development work) and any related Concurrent Agreement (as defined in the Joint Venture Agreement) shall not be deemed to be in violation of this Section 14.1., provided that IFX shall invite DPI to participate in such R&D activities unless any other partner to such R&D activities objects, (b) ownership of securities having no more than [****] percent [****] of the outstanding voting power of any producer of (or any person that owns any portion of, controls or operates any producer of) photomasks not primarily for its own internal consumption or the internal consumption of its affiliates and subsidiaries (such producer or other person being a "Merchant Mask Maker") which are listed on any national securities exchange or traded actively in any national over-the-counter market shall not be deemed to be in violation of this Section 14.1. so long as the person owning such securities has no other connection or relationship with such Merchant Mask Maker, and (c) ownership of securities having no more than [****] percent [****] of the outstanding voting power of any producer of (or any person that owns, controls or operates any producer of) photomasks solely or primarily for its own internal consumption or the internal consumption of its affiliates and subsidiaries (such producer or other person being a "Captive Mask Maker") shall not be deemed to be in violation of this Section 14.1.; and provided, further, that IFX's ownership or control of any Merchant Mask Maker or Captive Mask Maker after the Effective Date of this Agreement as permitted by the foregoing proviso is conditioned on (x) IFX having first complied with its obligations under Section 14.5. and (y) IFX and its Affiliates abstaining from purchasing any photomasks or related services from each such Captive Mask Maker.

  14.2.
  Extensions. The Restricted Period shall be extended by the length of any period during which IFX or any of its Affiliates is in breach of the terms of this Section 14.

  14.3.
  Rescission. To the extent that Section 14.1. is deemed enforceable by any court of competent jurisdiction pursuant to Section 14.6. below, if IFX or any of its Affiliates breach any of the covenants set forth in Sections 14.1., DPI Germany and DPI may rescind this Agreement in accordance with Section 346 of the German Civil Code (as such Section exists as of the Effective Date).

  14.4.
  Injunctive Relief. IFX agrees that, provided Section 14.1. is deemed enforceable by any court of competent jurisdiction pursuant to Section 14.6. below, DPI Germany and DPI would be immediately damaged in the event Section 14.1. was not performed in accordance with the terms hereof and that DPI Germany and DPI shall be entitled to apply for injunctions to enjoin IFX and/or its Affiliates from taking any further action(s) that would constitute a breach of the covenants set forth in either Section 14.1. or Section 14.2., in addition to any other remedy available under applicable law.

** Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested has been filed with the Securities and Exchange Commission. **

  14.5.
  Restricted Business. In the event of any acquisition by IFX or its Affiliates after the Effective Date of this Agreement of any ownership or control of any business, entity or enterprise, or part thereof, that develops, manufactures, produces, supplies, sells, distributes or markets photomasks, or otherwise engages in the photomask business (any such activity being a "Restricted Business"), then IFX shall (a) notify DPI of the acquisition of any ownership or control of such Restricted Business not event later than seven (7) days after the date of completion thereof, (b) offer its interest in the Restricted Business for sale to DPI prior to any discussion with any third party, and (c) refrain from discussing any sale or other disposition of its interest in the Restricted Business with any third party prior to concluding good faith discussions with DPI as to the possibility of selling its interest in the Restricted Business to DPI. In the event that, through good faith discussions, DPI and IFX (or its Affiliates) are unable to negotiate a definitive agreement to sell or otherwise transfer IFX's interest in the Restricted Business to DPI within thirty (30) days of IFX's (or its Affiliate's) acquisition of its interest in the Restricted Business, then IFX or its Affiliates shall terminate, or sell or otherwise transfer its interest in the Restricted Business to a third party not Affiliated with IFX or any IFX Special Affiliate, within forty-five (45) days after termination of the thirty (30)-day discussion period between DPI and IFX referenced in this sentence. During such thirty (30)- and forty-five (45)-day periods, IFX and its Affiliates shall cause such Restricted Business to not be operated in a manner that would violate Section 6.1. or this Section 14.

  14.6.
  Enforceability. The Parties agree that the provisions of this Section 14 and Sections 6.1. are to be enforced to the fullest extent permitted by applicable law. Accordingly, in the event that a court of competent jurisdiction determines (or any Party or third party makes a bona fide claim) that any provision of this Section 14 or Section 6.1. is invalid under the European Union Law including Commission Regulations and Notices ("EU Law"), the German Law against Restraints of Competition ("GWB") or any other applicable law, then the Parties will use their best effort to arrive at a modification of the invalid provision that conforms to the EU Law, the GWB and other applicable law. If a court of competent jurisdiction determines that the scope, duration and/or operation of any provision of Section 14. or 6.1. is too broad to be enforced as written, the Parties intend that the court should reform such provision to such narrower or reduced scope, duration and/or operation as it determines to be enforceable; provided, that such reformation shall apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made. Notwithstanding the foregoing, if any provision of Section 14 or 6.1. is held to be illegal, invalid or unenforceable under present or future law, and not subject to reformation, then (a) such provision shall be fully severable and the parties shall use their best effort to arrive at a modification as provided above, (b) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

15.   OTHER AGREEMENTS

  15.1.
  Assignment of Contracts. IFX hereby assigns to DPI all of IFX's rights and obligations under the Assigned Contracts. In the event an Assigned Contract cannot be assigned or transitioned without third-party consent, IFX will use commercially reasonable efforts to reach consent from such party; if it is not possible to reach consent, IFX shall treat DPI internally as if such consent has been obtained.

  15.2.
  Equipment Inspections; Consequences for Non-Conforming Equipment. During the sixty (60) days prior to each Transfer Date for Equipment (and in any event prior to deinstallation), DPI and its Affiliates may perform an evaluation of and examination on the Equipment (which may include an inspection by the Equipment manufacturer or authorized manufacturer representative) at IFX facilities, upon reasonable notice and at such a time so as not to disrupt the operations of IFX's facilities. If any Equipment does not meet or exceed all of the manufacturer's minimum specifications and performance measures for such Equipment to qualify to manufacture Products according to the Photomask Specifications, as determined by the manufacturer or authorized manufacturer representative, IFX shall use commercially reasonably efforts to repair the Equipment to conform to such minimum specifications and performance measures; provided, that if such repair is not achieved by IFX on or before the applicable Transfer Date for such Equipment, then DPI may (at its sole discretion) elect to either (a) forego the purchase of such non-conforming Equipment (in which case its financial obligations under this Agreement shall be reduced by the applicable purchase price of such Equipment) or (b) purchase such Equipment on such other terms and conditions as may be mutually agreed by DPI and IFX. The foregoing constitutes the sole remedy by DPI in case an Asset does not meet or exceed all of the manufacturer's minimum specifications.

16.   GUARANTEE BY DPI

        DPI guarantees the obligations of DPI Germany under this Agreement and assumes corresponding direct and binding obligations vis-à-vis IFX and its Affiliates and Special Affiliates.

17.   MISCELLANEOUS

  17.1.
  Amendments. Neither this Agreement nor any Ancillary Agreement may be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized representatives.

  17.2.
  Waiver. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement or any Ancillary Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any Ancillary Agreement, or any part thereof, or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Ancillary Agreement shall be held to be a waiver of any other or subsequent breach.

  17.3.
  Press Releases. No Party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other Parties hereto, or unless said release is required by that Parties' applicable law or regulation.

  17.4.
  Assignment. The Parties agree that this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the successors or assigns of the Parties hereto. A Party may not assign its rights or obligations under this Agreement or any Ancillary Agreement without the written consent of the other Party.

  17.5.
  Headings. Titles and headings to sections herein are inserted for the convenience or reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

  17.6.
  Independent Contractors. The relationship of the Parties established under this Agreement and each Ancillary Agreement is that of independent contractors and not as a partnership and neither Party has the authority to obligate or bind the other Party in any manner.

  17.7.
  Construction. This Agreement and each Ancillary Agreement is the joint product of the Parties and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Parties and shall not be construed for or against any Party hereto.

  17.8.
  Severability. If any term or other provision of this Agreement or any Ancillary Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions thereof shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and thereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement and the Ancillary Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

  17.9.
  Binding Agreement. This Agreement and the Ancillary Agreements shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein or therein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of IFX, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement or any Ancillary Agreement.

  17.10.
  No Notarization. Since the preceding agreement to this agreement (DPI Dresden Equipment Purchase and DPI/IFX Supply Agreement, dated May 15, 2002) has been notarized in accordance with its Section 17.10., the parties hereby clarify and agree that this new Agreement shall not be notarized although it supersedes the mentioned preceding Agreement.

18.   NOTICES

  18.1.
  Addresses. Any notice required or permitted to be given under this Agreement or any Ancillary Agreement, except invoices, shall be in writing and shall be delivered personally or sent by private mail service (e.g., Federal Express) or facsimile, properly addressed as follows:

      IFX: Infineon Technologies AG
      St.-Martin-Str. 53
      81669 München
      Attn: General Counsel Legal Department
      Fax: +49-89-234 26983

      DPI: DuPont Photomasks, Inc.
      131 Old Settler's Blvd.
      Round Rock, TX 78664
      Attn: General Counsel
      Fax: +1-512-310 6544

  18.2.
  Delivery. Any notice delivered personally or sent by private mail service shall be effective upon receipt. Any notice delivered by facsimile shall be effective upon transmission by the receiving party of a facsimile confirming receipt.

19.   LANGUAGE

        This Agreement and each Ancillary Agreement, including all exhibits hereto and thereto, is in English, and all exchanges relating to this Agreement and each Ancillary Agreement shall be in English. Should any document relating to this Agreement or any Ancillary Agreement be written in another language, the English version shall prevail in case of ambiguity.

20.   COMPLETE UNDERSTANDING

        The Agreement supersedes all prior communications, oral or written, understandings and agreements between the Parties relating to the negotiations contemplated herein and all prior agreements regarding the subject matters hereof (including, without limitation, the Umbrella Agreement, the Mask Technology Agreement, the Product Purchase Agreement and the Capacity Sharing Agreement, each dated on or about April 4, 2001, and each between IFX and DPI as well as the Original Agreement) with the only exception of the letter regarding HR Terms & Conditions signed by the parties on May 16, 2002. However, the confidentiality provisions of this Agreement shall apply to all information exchanged pursuant to the Original Agreement.

21.   ORIGINALS

        This Agreement and each Ancillary Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of July 1, 2004.

DUPONT PHOTOMASKS, INC.
By:

Name:

Title:

DUPONT PHOTOMASKS GERMANY GmbH
By:

Name:

Title:

INFINEON TECHNOLOGIES AG
By:

Name:

Title:

By:

Name:

Title:

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  EXHIBIT 10.21